UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  December 29, 2017

THE BON-TON STORES, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	0-19517	23-2835229
(State or Other Jurisdiction Of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2801 E. Market Street, York, Pennsylvania 17402

(Address of principal executive offices, zip code)

(717) 757-7660
Registrant’s telephone number, including area code

Not Applicable

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).  Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 29, 2017, The Bon-Ton Stores, Inc. (the “Company”) accepted the resignation of its Executive Vice President - Chief Financial Officer, Nancy A. Walsh, effective January 22, 2018. Ms. Walsh is leaving the Company to accept a position as chief financial officer of a specialty retailer of decorative home furnishings and gifts. In connection with her resignation, Ms. Walsh has repaid the amount of the retention award paid to her by the Company in November 2017.

The Company also announced that Michael G. Culhane, age 55, joined the Company on January 2, 2018, to be the Executive Vice President — Chief Financial Officer.  Mr. Culhane will have responsibility for Accounting, Treasury, Tax, Credit, Investor Relations, Legal and Internal Audit. Mr. Culhane has held a variety of financial leadership roles, primarily in the department store industry, throughout his career. He most recently served as President and co-founder of TMAG, Inc., a firm providing CFO consulting services, from November 2016 to the present. Mr. Culhane served as Chief Financial Officer of Fareportal, Inc., an on-line travel booking provider, from April 2015 to October 2016.  From 2009 to 2014, he served as the Chief Financial Officer of Hudson’s Bay Company. Mr. Culhane served as the Chief Financial Officer and Executive Vice President of Lord & Taylor from 2004 to 2009 and held other executive financial positions with the May Department Stores Company from 1997 to 2004.  Additionally, he held several roles, including Partner with Arthur Andersen LLP from 1984 to 1997. Mr. Culhane holds a Bachelor of Business Administration degree from the University of Wisconsin-Madison. He is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants.

The Company and Mr. Culhane entered into an offer letter dated December 29, 2017 (the “Offer Letter”) and effective as of January 2, 2018 (the “Effective Date”). Mr. Culhane will assume his role with the Company on the Effective Date.

The Offer Letter does not provide for a term of employment and provides for an initial base salary of $600,000 per year. The Offer Letter also provides that Mr. Culhane will be paid a signing bonus of $600,000 on the Effective Date. The signing bonus is paid subject to an Agreement dated January 2, 2018. The Agreement provides that Mr. Culhane is paid a cash award (the “Award”) that is subject to repayment if Mr. Culhane’s employment is terminated under certain circumstances prior to January 1, 2019. In the event that his employment is terminated prior to January 1, 2019 due to a termination by the Company for “Cause” (as defined in the Agreement) or any termination by him other than for “Good Reason” (as defined in the Agreement), Mr. Culhane must repay to the Company the entire amount of the Award.  In the event that his employment by the Company is terminated prior to January 1, 2019 due to his death or disability, a termination by the Company without Cause or a termination by him for Good Reason, Mr. Culhane is not obligated to repay to the Company any amount of the Award.

The Offer Letter provides that Mr. Culhane will be eligible for a bonus under The Bon-Ton Stores, Inc. Amended and Restated Cash Bonus Plan under the following parameters: a target bonus of 75% of base salary, a threshold bonus of 37.5% of base salary, and a maximum bonus of 150% of base salary.

The Company has agreed to reimburse Mr. Culhane for commuting expenses up to $50,000 for each calendar year.

Mr. Culhane will also be eligible to participate in the Company’s health plans and other plans and programs generally available to the Company’s employees and executives. He will also be entitled to participate in The Bon-Ton Stores, Inc. Executive Severance Pay Plan (the “Severance Plan”) pursuant to which, if Mr. Culhane’s employment is terminated without cause or in the event he resigns for good reason, he will be entitled to a cash severance benefit equal to one times his annual base salary. Upon a qualifying termination, Mr. Culhane would be eligible to receive a cash stipend equal to the amount he is required to pay under COBRA in order to maintain the medical and dental insurance coverage he is receiving at the date of his termination for one year. In order to receive these payments, Mr. Culhane must, among other things, execute and deliver to the Company a Confidentiality, Non-Competition and Non-Solicitation Agreement.

The description of the material terms of the Offer Letter and the Agreement set forth herein are qualified in their entirety by the Offer Letter and the Agreement, which are attached to this Current Report on Form 8-K as Exhibit 10.1 and Exhibit 10.2, respectively, and incorporated herein by reference. The full text of the press release is attached hereto as Exhibit 99.1.

Item 9.01 Exhibits

Exhibit Number	Description

10.1	Offer Letter Dated December 29, 2017

10.2	Agreement dated January 2, 2018

99.1	Press Release issued January 3, 2018 announcing the resignation of Ms. Walsh and the election of Mr. Culhane

EXHIBIT INDEX

Exhibit
Number	Description of Exhibit

10.1	Offer Letter Dated December 29, 2017

10.2	Agreement dated January 2, 2018

99.1	Press Release issued January 3, 2018 announcing the resignation of Ms. Walsh and the election of Mr. Culhane

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE BON-TON STORES, INC.

By:	/s/ Nancy A. Walsh
Nancy A. Walsh
Executive Vice President — Chief Financial Officer

Dated: January 3, 2018